                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                            CORINTHIAN COLLEGES, INC.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    218868107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 218868107                                            Page 1 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            The PNC Financial Services Group, Inc.  25-1435979

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Pennsylvania

   Number of Shares        5)  Sole Voting Power                     *
                                                    *See the response to Item 5.
   Beneficially Owned      6)  Shared Voting Power                   *
                                                    *See the response to Item 5.
   By Each Reporting       7)  Sole Dispositive Power                *
                                                    *See the response to Item 5.
   Person With             8)  Shared Dispositive Power              *
                                                    *See the response to Item 5.
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *
                                                    *See the response to Item 5.
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)             *
                                                    *See the response to Item 5.
   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                            CORINTHIAN COLLEGES, INC.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    218868107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 218868107                                            Page 2 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bancorp, Inc.  51-0326854

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Delaware

   Number of Shares        5)  Sole Voting Power                     *
                                                    *See the response to Item 5.
   Beneficially Owned      6)  Shared Voting Power                   *
                                                    *See the response to Item 5.
   By Each Reporting       7)  Sole Dispositive Power                *
                                                    *See the response to Item 5.
   Person With             8)  Shared Dispositive Power              *
                                                    *See the response to Item 5.
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *
                                                    *See the response to Item 5.
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)             *
                                                    *See the response to Item 5.
   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                            CORINTHIAN COLLEGES, INC.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    218868107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 218868107                                            Page 3 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bank, National Association  22-1146430

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    United States

   Number of Shares        5)  Sole Voting Power                     *
                                                    *See the response to Item 5.
   Beneficially Owned      6)  Shared Voting Power                   *
                                                    *See the response to Item 5.
   By Each Reporting       7)  Sole Dispositive Power                *
                                                    *See the response to Item 5.
   Person With             8)  Shared Dispositive Power              *
                                                    *See the response to Item 5.
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *
                                                    *See the response to Item 5.
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)             *
                                                    *See the response to Item 5.

   12) Type of Reporting Person  (See Instructions)                           BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                            CORINTHIAN COLLEGES, INC.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    218868107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 218868107                                            Page 4 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            BlackRock Advisors, Inc.  23-2784752

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Delaware

   Number of Shares        5)  Sole Voting Power                     *
                                                    *See the response to Item 5.
   Beneficially Owned      6)  Shared Voting Power                   *
                                                    *See the response to Item 5.
   By Each Reporting       7)  Sole Dispositive Power                *
                                                    *See the response to Item 5.
   Person With             8)  Shared Dispositive Power              *
                                                    *See the response to Item 5.
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *
                                                    *See the response to Item 5.
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)             *
                                                    *See the response to Item 5.
   12) Type of Reporting Person  (See Instructions)                           IA

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (FINAL AMENDMENT)

                            CORINTHIAN COLLEGES, INC.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    218868107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 218868107                                            Page 5 of 7 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            BlackRock Financial Management, Inc.  13-3806691

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Delaware

   Number of Shares         5)  Sole Voting Power                    *
                                                    *See the response to Item 5.
   Beneficially Owned       6)  Shared Voting Power                  *
                                                    *See the response to Item 5.
   By Each Reporting        7)  Sole Dispositive Power               *
                                                    *See the response to Item 5.
   Person With              8)  Shared Dispositive Power             *
                                                    *See the response to Item 5.
   9)  Aggregate Amount Beneficially Owned by Each Reporting Person  *
                                                    *See the response to Item 5.
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)             *
                                                    *See the response to Item 5.
   12) Type of Reporting Person  (See Instructions)                           IA

                                                               Page 6 of 7 Pages



ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Each reporting person has ceased to own beneficially more than 5% of the stock of the issuer.


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 7 of 7 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Robert L. Haunschild
-----------------------------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ James B. Yahner
-----------------------------------------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Thomas R. Moore
-----------------------------------------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
--------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ William J. Wykle
-----------------------------------------------------------------------
Signature - BlackRock Advisors, Inc.
William J. Wykle, Managing Director
-----------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ William J. Wykle
-----------------------------------------------------------------------
Signature - BlackRock Financial Management, Inc.
William J. Wykle, Managing Director
-----------------------------------
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G